UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[  ]  Fee paid previously with preliminary materials:

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

February 2011

To our Shareholders and Friends:

Enterprise Financial Services Corp gained momentum through 2010, reporting increased earnings in each of the second, third and fourth quarters and posting net income of $9.1 million, or $0.45 per fully diluted share, for the full year. This momentum continued into January with another FDICassisted acquisition in Arizona. Our 2010 earnings report, released on January 25 and available at www.enterprisebank.com, details our financial results; however, I also want to share some additional observations as we enter 2011 and look beyond.

We begin this year on a strong financial foundation. Our loan loss reserves remain robust and above industry averages as our asset quality metrics are stabilizing. We’ve maintained solid regulatory capital ratios throughout this credit cycle and demonstrated the ability to raise capital as appropriate. Our core pre-tax, pre-provision operating earnings, which have steadily increased over the course of the recession, were 52% higher in 2010 than they were one year ago.

As we enter the New Year, I believe we’re approaching a window of significant opportunity for Enterprise.

In St. Louis, we’re poised to benefit from another wave of banking industry consolidation, with more local bank ownership changes. These changes, like others before them, create significant opportunities for Enterprise to gain share and attract talent. As just one example, early in 2010 we welcomed two top executives from a leading competitor to our company. We firmly believe that Enterprise fields the most talented business banking team in this market, positioned better than anyone to become the dominant bank for private businesses and their owner families.

Kansas City is undergoing similar industry turmoil with significant bank acquisitions and FDIC transactions, especially in the lucrative Johnson County market. As in St. Louis, this is creating growth opportunities for Enterprise and we’re capitalizing on them, adding senior bankers and important clients to our Kansas City franchise. With additional scale we now have the opportunity to replicate the niche lending strategies that have proven successful in St. Louis, including merger and acquisition financing and tax-advantaged community development lending.

In Arizona, we’re gaining from a highly stressed banking environment as well, completing three FDIC-assisted acquisitions since December 2009 to build a profitable asset base approaching $400 million. We now have the banking platform we need to compete in Phoenix – a market dominated by large national banks that typically underserve local private businesses. While the Phoenix economy has been hit hard by the recession, over the longer term it represents the highest growth potential of any of our markets.

150 North Meramec	■	Clayton, Missouri 63105	■	1-800-396-8141

Our wealth management business is growing again, with almost 40% higher revenues in 2010, driven by strengthened leadership and advisory teams, improving market conditions and continuing growth in our state tax credit brokerage efforts. Financial industry upheaval bodes well for this line of business as well. When banks and wealth managers are absorbed by larger firms, service levels and access to expertise usually deteriorate, creating opportunities for Enterprise’s personalized, team-based service model.

We are making every effort to position Enterprise as the leader in the privately held business and business owner space in all three of our markets. We believe our business model, combining commercial banking and wealth management seamlessly at the point of sale, is more relevant today than ever. After all, it has allowed us to grow from $600 million in assets to just under $3 billion in the last nine years – in spite of the most severe recession in a generation.

The past few years have been challenging, to say the least, for our clients, associates and certainly our shareholders. We’re not yet back to the performance levels we all expect from Enterprise and there may well be more bumps in the economic road ahead, but I’m very confident that Enterprise will emerge as one of the winners in the “new normal” banking world.

Thank you for your continuing support.

Sincerely,

Peter Benoist
President and Chief Executive Officer

150 North Meramec	■	Clayton, Missouri 63105	■	1-800-396-8141

A SPECIAL NOTE TO SHAREHOLDERS

Again this year, we are eliminating the expense of printing a traditional annual report and proxy statement. Proxy materials will be available online, with paper copies available upon request. You will receive a notice with details on where to find the materials and how you can vote your shares.

Even if your shares are held by a broker, you must vote your shares yourself in order to be counted. Please watch for our notice in the mail and be sure to vote.

IMPORTANT INFORMATION

This communication may be deemed to be solicitation material in respect of the Enterprise Financial Services Corp (the “Company”) 2011 annual meeting of shareholders. The Company will file a definitive proxy statement for the annual meeting with the U.S. Securities and Exchange Commission (“SEC”).

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION.
Investors and security holders may obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, or by directing a request to Jerry Mueller, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105, telephone: (314) 725-5500.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company's shareholders in connection with the annual meeting. Information regarding the interests of these directors and executive officers in the solicitation will be included in the proxy statement filed by the Company in connection with the annual meeting.

150 North Meramec	■	Clayton, Missouri 63105	■	1-800-396-8141